UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2009

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 15, 2009, Harrah’s Entertainment, Inc. (“Harrah’s Entertainment”) consummated the previously announced private exchange offers (the “Exchange Offers”) and cash tender offers (the “Retail Cash Tender Offers”) by Harrah’s Operating Company, Inc. (“Harrah’s Operating”), and the previously announced cash tender offers (the “HBC Tender Offers”) by Harrah’s BC, Inc. (“HBC”), in each case for certain outstanding debt securities of Harrah’s Operating (the “Old Notes”), as well as the offer by Harrah’s Operating to lenders of certain of its outstanding interim loans to exchange new 10.0% Second-Priority Senior Secured Notes due 2018 (the “New Second Lien Notes”) for such outstanding loans (the “Interim Loans Exchange Offer”).

The following table sets forth as of December 31, 2008:

(1)	Harrah’s Operating’s cash and cash equivalents and capitalization on an actual basis;

(2)	Harrah’s Operating’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the consummation of the Exchange Offers, the Retail Cash Tender Offers, the HBC Tender Offers and the Interim Loans Exchange Offer (excluding fees and expenses):

	As of December 31, 2008
	Actual	As Adjusted
(in millions)	(unaudited)
Cash and cash equivalents	$447	$345

Debt:
Term Loan(1)	$7,196	$7,196
Revolving credit facility(2)	533	533
New Second Lien Notes	—	1,350
Existing Second Lien Notes(3)	686	686
Subsidiary guaranteed unsecured senior debt(4)	5,693	752
Unsecured senior notes(5)	1,964	1,690
Unsecured senior subordinated notes(6)	504	419
Other(7)	293	293

Total debt, including current portion	16,869	12,919
Equity	(140)	(140)

Total capitalization	16,729	12,779

(1)	Upon the closing of the Merger (as defined in the most recent report of Harrah’s Entertainment on Form 10-K, filed March 17, 2009), Harrah’s Operating entered into a seven-year $7,250 million term loan facility, all of which was drawn at the closing of the Merger. Harrah’s Entertainment guarantees this facility, and all of the material wholly owned domestic subsidiaries of Harrah’s Operating have pledged their assets to secure this facility.

(2)	Upon the closing of the Merger, Harrah’s Operating entered into a six-year $2,000 million revolving credit facility, of which $533 million was drawn at December 31, 2008. In addition, there were approximately $175 million in letters of credit outstanding under this facility at December 31, 2008. As of the date of this filing, we had borrowed the entire amount of our revolving credit facility that is not subject to outstanding letters of credit. Harrah’s Entertainment guarantees this facility, and all of the material wholly owned domestic subsidiaries of Harrah’s Operating have pledged their assets to secure this facility.

(3)	“Actual” amounts include the book values of $215 million of 10% Second-Priority Senior Secured Notes due 2015 and $848 million of 10% Second-Priority Senior Secured Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008.

(4)	“Actual” amounts consist of $4,200 million of 10.75% Senior Notes due 2016, $1,053 million of 10.75%/11.5% Senior Toggle Notes due 2018, $343 million of senior unsecured cash pay interim loans scheduled to mature in 2016 and $97 million of senior unsecured toggle interim loans scheduled to mature in 2018. All of this indebtedness is guaranteed on a joint and several basis by Harrah’s Entertainment and each of the Subsidiary Pledgors (as defined in the Indenture for the 10% Second Priority Senior Secured Notes due 2015 and the 10% Second Priority Senior Secured Notes due 2018 issued in connection with the exchange offers that we consummated on December 24, 2008).

(5)	The “Actual” unsecured senior notes consists of the book values of the following notes: $52 million of 8% Senior Notes due 2011, $279 million of 5.375% Senior Notes due 2013, $346 million of 5.5% Senior Notes due 2010, $864 million of 5.625% Senior Notes due 2015, $610 million of 5.75% Senior Notes due 2017, $651 million of 6.5% Senior Notes due 2016, $5 million of 7.5% Senior Notes due 2009, $0.8 million of 7.5% Senior Notes due 2009, $0.6 million of 7% Senior Notes due 2013 and $0.2 million of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of Harrah’s Operating and guaranteed by Harrah’s Entertainment.

(6)	The “Actual” unsecured senior subordinated notes consist of the book values of the following notes: $237 million of 8.125% Senior Subordinated Notes due 2011 and $299 million of 7.875% Senior Subordinated Notes due 2010.

(7)	Consists of the book values of the following debt: $161 million outstanding under the intercompany revolving credit facility between Harrah’s Entertainment and Harrah’s Operating, $25 million of 6% Secured Debt due 2010, $24 million of unsecured Uruguay bonds due 2010, $70 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds and approximately $13 million of miscellaneous other indebtedness. As of the date of this filing, the entire $161 million had been repaid to Harrah’s Entertainment.

As of December 31, 2008, on a pro forma basis after giving effect to the Exchange Offers, the Retail Cash Tender Offers, the HBC Tender Offers, the Interim Loans Exchange Offer and the exchange offers that were consummated on December 24, 2008, Harrah’s Entertainment and its consolidated subsidiaries, including Harrah’s Operating, would have had $22,180 million face value of outstanding indebtedness, and for the twelve months ended December 31, 2008, pro forma debt service payment obligations of $1,929 million (including approximately $760 million of debt service on fixed rate obligations) and pro forma cash interest expense of $1,844 million. In addition, as of December 31, 2008, on a pro forma basis after giving effect to the Exchange Offers, the Retail Cash Tender Offers, the Interim Loans Exchange Offer and the exchange offers that were consummated on December 24, 2008, Harrah’s Operating would have had $16,363 million face value of outstanding indebtedness, and for the twelve months ended December 31, 2008, pro forma debt service payment obligations of $1,592 million (including approximately $791 million of debt service on fixed rate obligations) and pro forma cash interest expense of $1,507 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: April 20, 2009	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen
Vice President, Associate General Counsel
and Corporate Secretary